Exhibit 99.1

All 4Front Subsidiaries File for Court-Appointed Receiver

PHOENIX, May 23, 2025 /CNW/ - 4Front Ventures Corp. ("4Front" or the "Company") (CSE: FFNT; OTCQB: FFNTF), a vertically integrated cannabis operator, announces that all its United States subsidiaries filed for a voluntary receivership in aid of liquidation under the laws of the Commonwealth of Massachusetts on May 22, 2025.  The Company anticipates that its subsidiaries will be placed into receivership in the Superior Court for Suffolk County, Business Litigation Division. The Company intends to continue operating during the receivership process and hopes the process will generate value for stakeholders through the sale of assets of its subsidiaries in one or more transactions.

"The 4Front Board made this decision only as a last resort," said Chairman of the Board Kris Krane. "While we believe 4Front's cultivation and manufacturing operations are standouts and its retail stores have found exciting new ways to engage consumers, the liabilities on the Company's balance sheet coupled with a lack of available financing for operations have forced us to file for a voluntary receivership in order to pursue an orderly sale of the Company's businesses."

"The 4Front Board gave careful consideration to the duties owed to all stakeholders, and in the absence of other available alternatives, determined that it was in the best interests of the Company and its stakeholders to voluntarily request a receivership and court protection."

Further information regarding the proceedings may be obtained from the receiver once appointed. Foley Hoag LLP is serving as legal counsel to the Company.

The Company previously announced that, as a result of its failure to file its audited annual financial statements for the year ended December 31, 2024, and related management discussion and certifications, the Ontario Securities Commission had issued a failure-to-file cease trade order generally prohibiting its common stock from being traded in Canada. Due to that filing deficiency and the receivership petition, it is anticipated that the Company ultimately will be delisted from both the Canadian Securities Exchange and the OTCQB.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. For more information, visit https://4frontventures.com/.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001783875

For further information: 4Front Investor Contacts, Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602 428 5337; 4Front Media Contacts, pr@4frontventures.com, 602 428 5337

CO: 4Front Ventures Corp.

CNW 08:00e 23-MAY-25